Exhibit 99.1

Super League Gaming Announces Name Change to Super League Enterprise and 1-for-20 Reverse Stock Split

SANTA MONICA, Calif., Sept. 08, 2023 -- Super League Gaming, Inc. (the “Company”) (Nasdaq: SLGG), a global leader in providing immersive experiences across the world's largest metaverse gaming platforms, today announced at its annual general meeting, shareholders approved a name change (“Name Change”) to Super League Enterprise, Inc. and a reverse stock split of its issued and outstanding shares of common stock, par value $0.001 per share ("Common Stock"), at a ratio of 1-for-20 (the “Reverse Split”).

The Company believes the new name better aligns with the full vision and potential for the Company’s proficiency in providing a scalable, vertically integrated publishing engine for the immersive web. The Name Change will not affect the status of the Company or the rights of any stockholders in any respect, or the validity or transferability of stock certificates presently outstanding. In connection with the Name Change, expected to go into effect on September 11th, the stock trading symbol will be changed from “SLGG” to “SLE” to more closely align the ticker symbol with the Company’s new name.

The Company’s stockholders will not be required to exchange stock certificates in connection with the name change. Any outstanding physical stock certificate that represents a stockholder’s shares of Common Stock or Preferred Stock (“Preferred Stock”) will continue to represent such stockholder’s ownership of such shares. If physical certificates are presented for transfer in the ordinary course, new certificates bearing the new corporate name will be issued.

The Reverse Split is expected to become legally effective at 12:01 AM on September 11, 2023 (the "Legal Effective Date"), and the shares are expected to begin trading on the split-adjusted basis on The Nasdaq Capital Market under the Company's new trading symbol "SLE" on September 11, 2023, upon The Nasdaq Stock Market's approval.

On the Legal Effective Date, every 20 issued and outstanding shares of the Company’s Common Stock will be converted automatically into one share of the Company’s Common Stock without any change in the par value per share. Once effective, the Reverse Split will reduce the number of shares of Common Stock outstanding from approximately 71.9 million shares to approximately 3.59 million.

The Company strongly believes a Reverse Split is necessary to increase the market price per share to better assure that it maintains compliance with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) and to make investments in the Company more attractive to investors by increasing the trading price of the Company’s Common Stock on such market.

Immediately after the Reverse Split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. No fractional shares of the Company’s Common Stock will be issued; instead, holders of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Split will receive cash in lieu of such fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Split.

Stockholders who hold their shares in brokerage accounts or in "street name" will have their positions automatically adjusted to reflect the Reverse Split, subject to each broker's particular processes, and will not be required to take any action in connection with the Reverse Split. Registered stockholders holding pre-split shares of the Company's Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders holding shares of the Company's Common Stock in certificate form will receive a transmittal letter from Broadridge with instructions as soon as practicable after the Legal Effective Date.

About Super League

Super League Enterprise, Inc. (Nasdaq: SLGG), formerly Super League Gaming, Inc. is a leading strategically-integrated publisher and creator of games and experiences across the world’s largest immersive digital platforms. From metaverse gaming powerhouses such as Roblox, Minecraft and Fortnite, to the most popular Web3 environments such as Sandbox and Decentraland, to bespoke worlds built using the most advanced 3D creation tools, Super League’s innovative solutions provide incomparable access to massive audiences who gather in immersive digital spaces to socialize, play, explore, collaborate, shop, learn and create. As a true end-to-end activation partner for dozens of global brands, Super League offers a complete range of development, distribution, monetization and optimization capabilities designed to engage users through dynamic, energized programs. As an originator of new experiences fueled by a network of top developers, a comprehensive set of proprietary creator tools and a future-forward team of creative professionals, Super League accelerates IP and audience success within the fastest growing sector of the media industry. For more, go to superleague.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “scheduled,” “may,” “will,” “could,” “anticipate,” "believe," "expect," or similar expressions. Such forward-looking statements involve risks and uncertainties, and include the statements related to the future price of our Common Stock, the effect of the Reverse Split on stockholders, and compliance with listing standards. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by the Company are contained in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2023, and our Quarterly Reports on Form 10-Q, and in other reports that the Company files with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and regulatory approvals. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

Investor Relations Contact:

Shannon Devine/ Mark Schwalenberg

MZ North America

SLGG@mzgroup.us

CONTACT

For Super League

Gillian Sheldon

gillian.sheldon@superleague.com